Earnings Release August 3, 2023

Holly Energy Partners, L.P. Reports Second Quarter Results
•Reported net income attributable to HEP of $50.2 million or $0.40 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $82.2 million and Adjusted EBITDA of $103.2 million
Dallas, Texas -- Holly Energy Partners, L.P. ("HEP" or the "Partnership") (NYSE: HEP) today reported financial results for the second quarter of 2023. Net income attributable to HEP for the second quarter of 2023 was $50.2 million ($0.40 per basic and diluted limited partner unit), compared to $56.8 million ($0.45 per basic and diluted limited partner unit) for the second quarter of 2022.
The decrease in net income attributable to HEP was mainly due to higher interest expense associated with higher interest rates.
Distributable cash flow was $73.3 million for the second quarter of 2023, a decrease of $5.2 million, or 6.6%, compared to the second quarter of 2022. The decrease was mainly due to higher interest expense partially offset by higher customer billings. HEP declared a quarterly cash distribution of $0.35 per unit on July 20, 2023.
Commenting on our 2023 second quarter results, Michael Jennings, Chief Executive Officer and President, stated, “HEP delivered solid results during the quarter, supported by safe and reliable operations and strong transportation and storage volumes in the Rockies region. We also announced a quarterly distribution of $0.35 per unit to be paid on August 11, 2023 to unitholders of record on July 31, 2023.”
Second Quarter 2023 Revenue Highlights
Revenues for the second quarter of 2023 were $139.8 million, an increase of $4.0 million compared to the second quarter of 2022. The increase was mainly due to higher revenues from the Sinclair Transportation Company LLC ("Sinclair Transportation") assets we acquired, our UNEV product pipeline and product pipelines servicing Delek US Holdings, Inc.'s (“Delek”) Big Spring, Texas refinery as well as rate increases that went into effect on July 1, 2022, partially offset by lower revenues on our product pipelines servicing HF Sinclair Corporation's ("HF Sinclair") Navajo refinery.

•Revenues from our refined product pipelines were $28.6 million, an increase of $2.4 million compared to the second quarter of 2022. Shipments averaged 178.8 thousand barrels per day ("mbpd") compared to 178.3 mbpd for the second quarter of 2022. The increase in revenues was mainly due to higher volumes on our UNEV product pipeline and product pipelines servicing Delek's Big Spring, Texas refinery, rate increases that went into effect on July 1, 2022 and more pipeline tariffs recognized as revenue rather than interest income under sales-type lease accounting, partially offset by lower volumes on product pipelines serving HF Sinclair's Navajo refinery.

•Revenues from our intermediate pipelines were $8.3 million, an increase of $0.8 million compared to the second quarter of 2022. Shipments averaged 104.5 mbpd for the second quarter of 2023 compared to 124.6 mbpd for the second quarter of 2022. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HF Sinclair's Navajo refinery while revenues increased due to tariff increases on contractual minimum volume guarantees as well as higher revenues on our Sinclair Transportation intermediate pipelines.

•Revenues from our crude pipelines were $34.1 million, a decrease of $0.5 million compared to the second quarter of 2022. Shipments averaged 598.7 mbpd compared to 615.3 mbpd for the second quarter of 2022. The decrease in volumes and revenues was mainly attributable to lower volumes on the New Mexico and Texas crude pipelines and the Sinclair Transportation crude pipelines.

•Revenues from terminal, tankage and loading rack fees were $45.8 million, an increase of $1.3 million compared to the second quarter of 2022. Refined products and crude oil terminalled in the facilities averaged 733.0 mbpd compared to 609.0 mbpd for the second quarter of 2022. The increase in volumes was mainly due to higher volumes on the Sinclair Transportation assets and certain crude tanks. Revenues increased mainly due to higher revenues on the Sinclair Transportation and Tulsa assets as well as rate increases that went into effect on July 1, 2022.

•Revenues from refinery processing units were $22.9 million, consistent with the second quarter of 2022, and throughputs averaged 59.8 mbpd compared to 72.3 mbpd for the second quarter of 2022. The decrease in volumes was due to decreased throughput at our El Dorado refinery processing units due to a turnaround at that refinery. Revenues did not decrease in proportion to the decrease in volumes mainly due to contractual minimum volume guarantees and rate increases.

Six Months Ended June 30, 2023 Revenue Highlights
Revenues for the six months ended June 30, 2023, were $283.0 million, an increase of $27.1 million compared to the six months ended June 30, 2022. The increase was mainly attributable to revenues from our Sinclair Transportation assets, higher revenues on our Woods Cross refinery processing units, which were down for a scheduled turnaround in March 2022, and rate increases that went into effect on July 1, 2022, partially offset by lower revenues on our product pipelines servicing HF Sinclair's Navajo refinery.

•Revenues from our refined product pipelines were $53.8 million, an increase of $1.5 million compared to the six months ended June 30, 2022. Shipments averaged 181.1 mbpd compared to 167.3 mbpd for the six months ended June 30, 2022. The volume and revenue increases were mainly due to volumes on the acquired Sinclair Transportation assets and higher volumes on our UNEV pipeline, partially offset by lower volumes on our product pipelines servicing HF Sinclair's Navajo refinery due to lower throughput at the refinery. We recognized a significant portion of the Sinclair Transportation refined product pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $16.6 million, an increase of $1.6 million compared to the six months ended June 30, 2022. Shipments averaged 109.4 mbpd compared to 121.2 mbpd for the six months ended June 30, 2022. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HF Sinclair's Navajo refinery while revenues increased due to the acquired Sinclair Transportation intermediate pipelines as well as contractual minimum volume guarantees and rate increases that went into effect on July 1, 2022.

•Revenues from our crude pipelines were $71.2 million, an increase of $5.4 million compared to the six months ended June 30, 2022. Shipments averaged 624.0 mbpd compared to 571.5 mbpd for the six months ended June 30, 2022. The increase in volumes was mainly attributable to volumes on the acquired Sinclair Transportation crude pipelines. The increase in revenues was mainly due to the acquired Sinclair Transportation crude pipelines, higher revenues on our crude pipeline systems in New Mexico and Texas and rate increases that went into effect on July 1, 2022.

•Revenues from terminal, tankage and loading rack fees were $92.0 million, an increase of $10.4 million compared to the six months ended June 30, 2022. Refined products and crude oil terminalled in the facilities averaged 731.2 mbpd compared to 552.0 mbpd for the six months ended June 30, 2022. Volumes increased mainly due to volumes on the acquired Sinclair Transportation assets. Revenues increased mainly due to revenues on the acquired Sinclair Transportation assets, higher butane blending revenues, and rate increases that went into effect on July 1, 2022.

•Revenues from refinery processing units were $49.4 million, an increase of $8.1 million compared to the six months ended June 30, 2022. Throughputs averaged 56.5 mbpd compared to 68.8 mbpd for the six months ended June 30, 2022. Revenues increased mainly due to higher revenues from our Woods Cross refinery processing units, which were down for a scheduled turnaround in March 2022, as well as rate increases. The decrease in volumes was due to a turnaround at the El Dorado refinery.

Operating Costs and Expenses Highlights

Operating costs and expenses were $84.6 million and $166.0 million for the three and six months ended June 30, 2023, representing a decrease of $1.0 million and an increase of $11.3 million from the three and six months ended June 30, 2022, respectively. The six month increase was mainly due to operating costs and expenses associated with the acquired Sinclair Transportation assets as well as higher employee costs, partially offset by lower natural gas costs.

Interest Expense and Interest Income Highlights

Interest expense was $26.4 million and $52.4 million for the three and six months ended June 30, 2023, representing increases of $6.1 million and $18.4 million from the three and six months ended June 30, 2022. The increases were mainly due to higher interest rates on our long-term debt due to market interest rate increases on our senior secured revolving credit facility and our April 2022 issuance of $400 million in aggregate principal amount of 6.375% senior unsecured notes maturing in April 2027, the proceeds of which were used to partially repay outstanding borrowings under our senior secured credit facility following the funding of the cash portion of the Sinclair Transportation acquisition.

Interest income for the three and six months ended June 30, 2023, totaled $20.4 million and $40.8 million, representing increases of $4.0 million and $3.8 million compared to the three and six months ended June 30, 2022. The increases were mainly due to higher sales-type lease interest income from the acquired Sinclair Transportation pipelines and terminals.

We have scheduled a conference call today at 8:30 AM Eastern Time to discuss financial results. This webcast may be accessed at:

https://events.q4inc.com/attendee/369-77342

An audio archive of this webcast will be available using the above noted link through August 17, 2023.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P. (“HEP” or the “Partnership”), headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair Corporation. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington and Wyoming, as well as refinery processing units in Kansas and Utah.

HF Sinclair Corporation (“HF Sinclair”), headquartered in Dallas, Texas, is an independent energy company that produces and markets high value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in HEP.

The statements in this press release contain various "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this press release, words such as “anticipate,” “project,” “expect,” “will,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission (the “SEC”). Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements or affect our unit price. These factors include, but are not limited to:

•the negotiation and execution, and the terms and conditions, of a definitive agreement relating to the non-binding proposal we received from HF Sinclair to acquire all of the outstanding common units of HEP not owned by HF Sinclair or its affiliates (the “Proposed HF Sinclair Transaction”) and the ability of HF Sinclair or HEP to enter into or consummate such agreement;
•the risk that the Proposed HF Sinclair Transaction does not occur;
•negative effects from the pendency of the Proposed HF Sinclair Transaction;
•failure to obtain the required approvals for the Proposed HF Sinclair Transaction;
•the time required to consummate the Proposed HF Sinclair Transaction;
•the focus of management time and attention on the Proposed HF Sinclair Transaction and other disruptions arising from the Proposed HF Sinclair Transaction;
•the demand for and supply of crude oil and refined products, including uncertainty regarding the increasing societal expectations that companies address climate change;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HF Sinclair, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase operations and integrate the operations we have acquired or may acquire, including the acquired Sinclair Transportation business;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;

•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, infection in the workforce, weather events, global health events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, terminal facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party providers or lower gross margins due to the economic impact of inflation and labor costs, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions;
•the effects of current and future government regulations and policies, including increases in interest rates;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•uncertainty regarding the effects and duration of global hostilities, including the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for refined products and create instability in the financial markets that could restrict our ability to raise capital;
•general economic conditions, including economic slowdowns caused by a local or national recession or other adverse economic condition, such as periods of increased or prolonged inflation;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the six months ended June 30, 2023 and 2022.

	Three Months Ended June 30,		Change from
	2023	2022	2022
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$19,189	$20,920	$(1,731)
Affiliates – intermediate pipelines	8,318	7,521	797
Affiliates – crude pipelines	20,665	20,971	(306)
	48,172	49,412	(1,240)
Third parties – refined product pipelines	9,380	5,215	4,165
Third parties – crude pipelines	13,466	13,692	(226)
	71,018	68,319	2,699
Terminals, tanks and loading racks:
Affiliates	38,844	38,232	612
Third parties	6,987	6,326	661
	45,831	44,558	1,273

Refinery processing units - Affiliates	22,906	22,893	13

Total revenues	139,755	135,770	3,985
Operating costs and expenses
Operations (exclusive of depreciation and amortization)	53,142	53,899	(757)
Depreciation and amortization	25,897	26,974	(1,077)
General and administrative	5,512	4,682	830
	84,551	85,555	(1,004)
Operating income	55,204	50,215	4,989

Equity in earnings of equity method investments	3,545	5,447	(1,902)
Interest expense, including amortization	(26,448)	(20,347)	(6,101)
Interest income	20,356	24,331	(3,975)
Gain on sale of assets and other	102	45	57
	(2,445)	9,476	(11,921)
Income before income taxes	52,759	59,691	(6,932)
State income tax benefit (expense)	32	(14)	46
Net income	52,791	59,677	(6,886)
Allocation of net income attributable to noncontrolling interests	(2,562)	(2,885)	323
Net income attributable to Holly Energy Partners	$50,229	$56,792	$(6,563)
Limited partners’ earnings per unit – basic and diluted	$0.40	$0.45	$(0.05)
Weighted average limited partners’ units outstanding	126,440	126,440	—
EBITDA(1)	$82,186	$79,796	$2,390
Adjusted EBITDA(1)	$103,202	$104,244	$(1,042)
Distributable cash flow(2)	$73,272	$78,458	$(5,186)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	136,598	140,333	(3,735)
Affiliates – intermediate pipelines	104,472	124,588	(20,116)
Affiliates – crude pipelines	390,285	477,241	(86,956)
	631,355	742,162	(110,807)
Third parties – refined product pipelines	42,202	37,989	4,213
Third parties – crude pipelines	208,384	138,040	70,344
	881,941	918,191	(36,250)
Terminals and loading racks:
Affiliates	683,089	572,289	110,800
Third parties	49,909	36,748	13,161
	732,998	609,037	123,961

Refinery processing units - Affiliates	59,754	72,342	(12,588)

Total for pipelines and terminal assets (bpd)	1,674,693	1,599,570	75,123

.

	Six Months Ended June 30,		Change from
	2023	2022	2022
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$38,120	$37,780	$340
Affiliates – intermediate pipelines	16,600	15,027	1,573
Affiliates – crude pipelines	45,332	39,248	6,084
	100,052	92,055	7,997
Third parties – refined product pipelines	15,648	14,475	1,173
Third parties – crude pipelines	25,900	26,569	(669)
	141,600	133,099	8,501
Terminals, tanks and loading racks:
Affiliates	77,317	69,440	7,877
Third parties	14,701	12,133	2,568
	92,018	81,573	10,445

Refinery processing units - Affiliates	49,431	41,296	8,135

Total revenues	283,049	255,968	27,081
Operating costs and expenses
Operations	105,284	96,524	8,760
Depreciation and amortization	50,560	49,161	1,399
General and administrative	10,147	8,994	1,153
	165,991	154,679	11,312
Operating income	117,058	101,289	15,769

Equity in earnings of equity method investments	7,427	9,073	(1,646)
Interest expense, including amortization	(52,426)	(33,986)	(18,440)
Interest income	40,756	36,978	3,778
Gain on sale of assets and other	275	146	129
	(3,968)	12,211	(16,179)
Income before income taxes	113,090	113,500	(410)
State income tax expense	(2)	(45)	43
Net income	113,088	113,455	(367)
Allocation of net income attributable to noncontrolling interests	(5,337)	(7,104)	1,767
Net income attributable to Holly Energy Partners	$107,751	$106,351	$1,400
Limited partners’ earnings per unit—basic and diluted	$0.85	$0.90	$(0.05)
Weighted average limited partners’ units outstanding	126,440	118,087	8,353
EBITDA(1)	$169,983	$152,565	$17,418
Adjusted EBITDA(1)	$212,077	$189,581	$22,496
Distributable cash flow(2)	$157,183	$142,912	$14,271

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	139,782	123,863	15,919
Affiliates – intermediate pipelines	109,372	121,213	(11,841)
Affiliates – crude pipelines	431,768	436,865	(5,097)
	680,922	681,941	(1,019)
Third parties – refined product pipelines	41,321	43,479	(2,158)
Third parties – crude pipelines	192,273	134,602	57,671
	914,516	860,022	54,494
Terminals and loading racks:
Affiliates	684,956	509,509	175,447
Third parties	46,206	42,519	3,687
	731,162	552,028	179,134

Refinery processing units - Affiliates	56,542	68,804	(12,262)

Total for pipelines and terminal assets (bpd)	1,702,220	1,480,854	221,366

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus or minus (i) interest expense, (ii) interest income, (iii) state income tax expense and (iv) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus or minus (i) our share of Osage environmental remediation costs included in equity in earnings of equity method investments, (ii) acquisition integration and regulatory costs, (iii) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees and (iv) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Net income attributable to Holly Energy Partners	$50,229	$56,792	$107,751	$106,351
Add (subtract):
Interest expense	26,448	20,347	52,426	33,986
Interest income	(20,356)	(24,331)	(40,756)	(36,978)
State income tax expense	(32)	14	2	45
Depreciation and amortization	25,897	26,974	50,560	49,161
EBITDA	82,186	79,796	169,983	152,565
Share of Osage environmental remediation costs	350	—	1,220	—
Acquisition integration and regulatory costs	954	886	1,472	1,722
Tariffs and fees not included in revenues	21,319	25,168	42,615	38,507
Lease payments not included in operating costs	(1,607)	(1,606)	(3,213)	(3,213)
Adjusted EBITDA	$103,202	$104,244	$212,077	$189,581
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Net income attributable to Holly Energy Partners	$50,229	$56,792	$107,751	$106,351
Add (subtract):
Depreciation and amortization	25,897	26,974	50,560	49,161
Amortization of discount and deferred debt charges	1,082	1,033	2,153	1,803
Customer billings greater than net income recognized	4,897	125	9,770	621
Maintenance capital expenditures(3)	(6,036)	(4,963)	(7,738)	(10,583)
Increase (decrease) in environmental liability	(864)	(124)	(1,003)	(244)
Share of Osage insurance coverage	—	—	500	—
Reimbursable deferred revenue	(3,509)	(3,356)	(8,914)	(6,590)
Other	1,576	1,977	4,104	2,393
Distributable cash flow	$73,272	$78,458	$157,183	$142,912

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	June 30,	December 31,
	2023	2022
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$7,845	$10,917
Working capital	$13,870	$17,293
Total assets	$2,705,425	$2,747,502
Long-term debt	$1,495,442	$1,556,334
Partners' equity	$876,980	$857,126

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511